Exhibit 10.40

26220 Enterprise Court

Lake Forest, California 92630

Tel 949.639.2000

February 19, 2013

Peter A. Reynolds

1934 Port Locksleigh Place

Newport Beach, CA 92660

Pete,

In consideration for assuming the role of principal financial officer for Apria Healthcare Group Inc. effective January 1, 2013, the compensation package being offered to you consists of the following:

•	Your annual base salary will be increased from $279,053 to $375,000 retroactive to January 1, 2013.

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You will be eligible for a retention bonus equal to 100% of your base salary, pro-rated from January 1, 2013 through your termination date (but not to exceed 100%). This retention bonus will be in lieu of participation in the 2013 Incentive Compensation Plan (ICP) or any other Apria bonus program.

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Your severance will be based on the terms outlined in your Amended and Restated Executive Severance Agreement dated September 26, 2008, and will consist of the sum of your new salary of $375,000, the average of that new salary and your annual bonus payout in respect of the 2012 year, and the applicable annual cost of obtaining your medical, dental and vision insurance under COBRA.

The following outlines the parameters of the retention bonus:

1.	The retention bonus will be paid to you in a lump sum, less all applicable state and federal taxes and other lawful withholdings. We expect to pay the bonus to you during the first payroll period that begins after the date your Separation Agreement and General Release becomes effective, as outlined below (but no later than March 15, 2014).

2.	By signing below you are acknowledging that you understand you are only eligible for a retention bonus if you stay with Apria Healthcare Group Inc., or one of its affiliates (the “Company”), in your current role, or any role that you are transferred to within the Company, through the end of the Retention Period described below.

3.	For you to qualify for and receive payment of the retention bonus you must satisfy the following requirements:

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Remain continuously employed with the Company, assisting in any work assignments from the date hereof until such time that a Chief Financial Officer is hired and/or it is determined by the Company that your services are no longer required (the “Retention Period”). This Retention Period is anticipated to end on or prior to December 31, 2013.

•	Continue to meet the standards of performance expected of all Company employees.

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You must execute and deliver to the Company, and not revoke, a separation agreement and general release (the “General Release”) satisfactory to the Company, releasing the Company from any and all liability relating to your employment. The General Release cannot be signed until on or after the last day of the Retention Period.

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You will have 21 days from the day you receive your General Release to consider whether you wish to sign it and/or to consult an attorney if you wish. You may also choose to sign the General Release during the 21-day consideration period, as long as the last day of the Retention Period has already passed.

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You also will have 7 days after you sign the General Release to revoke your acceptance. If you do not revoke your acceptance during this 7-day revocation period, the General Release will become effective after the revocation period expires. If the 28-day period consisting of your 21-day review period and your 7-day revocation period begins during one calendar year and ends during a subsequent calendar year, then the retention payment shall be payable no earlier than the first day of the subsequent calendar year.

4.	Although this offer is not a guarantee of continued employment or a modification of your “at will” employment status, we expect that your position will be needed through the Retention Period. If your employment with the Company is terminated prior to the end of the Retention Period, the amount of compensation payable to you at that time, if any, will be determined by the following rules:

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If you are involuntarily terminated by Apria for reasons other than unsatisfactory work performance or for a serious offense (as outlined in the Standards of Performance and Conduct Policy) prior to the end of the Retention Period, you will still be eligible for the retention bonus described above.

•	If you voluntarily resign your employment prior to the end of the Retention Period, you will no longer be eligible for the retention bonus.

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If the Company, in its sole discretion, determines that your employment was terminated for any other reason, including unsatisfactory work performance or a serious offense, you will not be entitled to and will not receive the retention bonus.

If you are in agreement with the terms and provisions above, please indicate your acceptance of these arrangements by signing below and returning to me a copy of this letter.

Very truly yours,

/s/ John G. Figueroa

John G. Figueroa

Chief Executive Officer

Accepted and Agreed:

/s/ Peter A. Reynolds
Peter A. Reynolds
Date:	February 19, 2013